Exhibit 99.1

NEWS RELEASE

Date:	February 27, 2007
FOR IMMEDIATE RELEASE

Contact:	Cheryl Moll
XETA Technologies
(918) 664-8200

XETA TECHNOLOGIES REPORTS
FIRST QUARTER RESULTS

Broken Arrow, OK—XETA Technologies (NASDAQ: XETA) today announced after-tax earnings of $0.170 million, or $0.02 per share diluted, on revenues of $16.1 million for the quarter ending January 31, 2007.  This compares to a net loss of $0.141 million, or $0.01 per share diluted, on revenues of $12.7 million for the period ending January 31, 2006.  The Company also reported EBITDA* of $0.563 million for the quarter ending January 31, 2007 compared to $0.086 million for the same period in 2006.

“These strong first quarter results clearly demonstrate that the momentum generated in fiscal 2006 continues into this new fiscal year,” stated Jack Ingram, XETA CEO.  “Overcoming traditional seasonality disadvantages, we achieved a 27% increase in year-over-year revenues.  This success coupled with improved gross profit margins produced earnings at the top end of our published range of expectations.

 “The year-over-year increase in total revenue was driven primarily by a 37% increase in Managed Services complimented by a 23% increase in systems sales,” Ingram continued.  “We have spotlighted our strong steady growth in Managed Services for a number of consecutive quarters.  This growth not only provides the obvious immediate benefit of increasing revenues, but also gives rise to numerous consequential future positive side effects; such as margin improvements due to rebalancing of the revenue streams and system sales increases due to the pull-through effect of these service customer relationships.  We saw both of these consequential benefits contribute to a very successful first quarter bottom line.”

According to Greg Forrest, President and COO, “The operational highlight for the quarter is a remarkable 94% year-over-year revenue increase in the commercial portion of our Managed Services revenues.  Equally important to the magnitude of the increase is the fact that all three service sectors contributed significantly to this increase—Recurring Revenue sector (our contract and time-and-material revenues) increased 73%; the Implementation sector increased 147%; and the Cabling sector increased 68%.

“Our strategic initiatives to explore and exploit new addressable markets are serving us well and were important contributors to the first quarter Cabling and Implementation revenue gains.  Gains in the Recurring Revenue sector come primarily from adding new customers as well as successful deeper and broader penetration of our existing customer base.  Due to the recurring nature of this sector, the first quarter year-over-year gains are attributable to successful execution during not just this past quarter but during the past four quarters.  These dramatic results in the commercial portion of our service business increased our total services revenues by 37% in comparison to the first quarter of last year, and also increased our commercial portion to over 50% of Total Service revenues, up from just over one-third one year ago.

“For the remainder of the year,” continued Forrest, “our primary operational objective continues to be the acquisition of significant market share through the execution of three key strategies.  We plan to continue to acquire new customers and to penetrate deeper into existing relationships.  We plan to continue expansion of our wholesale service offering by partnering with System Integrators, Network Providers and Manufacturers.  We plan to continue to derive both system and service sales benefits from our fiscal 2007 sales force build-up coupled with our newly initiated organizational alignment with our major systems manufacturers.  XETA is well positioned in the marketplace and well prepared to maintain and extend this momentum.”

Ingram continued, “Ultimately, our most important financial goal for this year is to deliver an after-tax earnings increase which meets or exceeds the 46% increase we delivered last year.  We are obviously very pleased with our results to date and are confident regarding our ability to accomplish this goal.  Our first quarter success, somewhat bolstered by a pleasant surprise in the level of system sales, has certainly not caused us to lose respect for the historical seasonality of our systems sales that the first half of our fiscal year is traditionally very soft when compared to the latter half of the year.  Taking both confidence and caution into account, we are setting earning expectations for the second quarter at one to three cents per share, diluted.”

XETA Technologies will host a conference call to discuss fiscal 2007 first-quarter results at 10 a.m. (TZ: Central) on Wednesday, February 28, 2007.  The media, analysts and investors are invited to participate by dialing 800-230-1059.  A replay of the call will be available from 1:30 p.m. (TZ: Central) that day through 11:59 p.m. (TZ: Central) on March 7, 2007 by dialing 800-475-6701, access code 859258.

Condensed Consolidated Statements of Income

		Three Months Ended
		January 31,
		2007	2006

Sales	Systems	$7,027	$5,701
	Services	8,777	6,419
	Other	247	562
	Total	16,051	12,682

Cost of Sales	Systems	5,308	4,118
	Services	6,348	5,095
	Other	443	693
	Total	12,099	9,906

	Gross Profit	3,952	2,776

	Gross Profit Margin	25%	22%

	Operating Expense
	Selling, general and administrative	3,529	2,827
	Amortization	140	101
	Total operating expenses	3,669	2,928

	Income (loss) from Operations	283	(152)

	Interest expense	(10)	(72)
	Interest and other income	17	8
	Total Interest and Other Expense	7	(64)

	Income (loss) before provision for income taxes	290	(216)
	Provision (benefit) for income taxes	120	(75)
	Net Income (Loss) After Tax	$170	$(141)

	Basic Earnings (Loss) Per Share	$0.02	$(0.01)
	Diluted Earnings (Loss) Per Share	$0.02	$(0.01)
	Wt. Avg. Common Shares Outstanding	10,215	10,189
	Wt. Avg. Common Equivalent Shares	10,215	10,189

(The information is unaudited and is presented in thousands except percentages and per-share data.)

Consolidated Balance Sheet Highlights

			January 31, 2007	October 31, 2006
Assets	Current	Cash	$405	$174
		Receivables (net)	9,976	12,246
		Inventories (net)	4,776	4,943
		Other	1,539	1,362
		Subtotal	16,696	18,725

	Non-Current	PPE (net)	10,510	10,485
		Goodwill & Intangibles	26,539	26,563
		Other	132	140
		Subtotal	37,181	37,188

	Total Assets		$53,877	$55,913

Liabilities	Current	Revolving Line of Credit	$745	$3,119
		Accounts Payable	3,846	4,326
		Accrued Liabilities	3,099	2,994
		Unearned Revenue	2,278	1,803
		Notes Payable	171	172
		Subtotal	10,139	12,414

	Non-Current	Long Term Debt	1,483	1,526
		Noncurrent deferred tax liability	3,704	3,572
		Other	472	516
		Subtotal	5,659	5,614

	Total Liabilities		15,798	18,028

Equity			38,079	37,885

(The information is unaudited and is presented in thousands.)

Reconciliation of EBITDA to Net	Quarter Ending Jan 31st
Income (Loss)	2007	2006
Net income (loss)	$170	$(141)
Interest	10	72
Provision (benefit) for income taxes	120	(75)
Depreciation	123	128
Amortization	140	102
EBITDA(*)	$563	$86

(The information is presented in thousands.)

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About XETA Technologies

With a 25 year operating history, XETA sells, installs and services communications systems and applications for enterprise customers. XETA’s nationwide sales and service footprint, 24x7x365 in-house contact center, and competencies at the highest levels with the leading communications equipment manufacturers—Avaya and Nortel—uniquely positions the company to serve multi-location Fortune 1000 and U.S. government customers throughout the U.S.  XETA’s product offering is sold through direct relationships as well as partnerships with leading systems integrators, network provider and manufacturers.  In addition to the Company’s growing presence in the commercial marketplace, XETA has long been recognized as the leading provider of communication solutions to the hospitality industry.  More information about XETA (NASDAQ: XETA) is available at www.xeta.com.

* The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment and comparison of financial performance between accounting periods.  XETA believes that EBITDA is often used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses.  EBITDA is a non-GAAP financial measure and should not be considered an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”).  A reconciliation of EBITDA to net income is provided above.

This news release contains forward-looking statements, which are made subject to the provisions of the Private Securities Litigation Reform Act of 1995.  These include statements concerning operational objectives for the remainder of the year, expected side effects from continued growth in Managed Services, expectations regarding the Company’s momentum, and earnings expectations.  These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to: the Company’s ability to continue to improve systems sales while maintaining gross profit margins; the Company’s ability to continue to add new service customers and produce acceptable gross margins on service revenues; increased competition; the Company’s ability to successfully exploit the Nortel market and the long term success of the Company’s growth strategies; the Company’s ability to adapt to the increasing complexity and rapid changes in the products offered for sale; the Company’s dependence upon a single customer for the recent growth in its Managed Services offering; the impact of increased cell phone use by hotel guests upon the Company’s lodging customers’ decisions to maintain their call accounting service contracts; and the availability and retention of sales professionals and certified technicians.  Additional factors that could affect actual results are described in Item 1.A entitled “Risk Factors” contained in Part I of the Company’s Form 10-K for its fiscal year ended October 31, 2006.